                                                                                                       Exhibit 10.2

                                                                                               O'Sullivan Industries, Inc.
                                                                                                    1900 Gulf Street
                                                                                                  Lamar, MO  64759-1899
                                                                                                   417.682.3322 phone
                                                                                                    417.682.8117 fax
                                                                                                    Robert S. Parker
                                                                                                     President and
                                                                                                 Chief Executive Officer
                                                                                              Direct Line:  (417) 682-8340
                                                                                               Facsimile:  (417) 682-8120
                                                                                            e-mail:  bob.parker@osullivan.com

                                                  August 13, 2004
                                           (as amended October 13, 2004)

Mr. Thomas M. O'Sullivan, Jr.
7 Northridge Drive
Lamar, Missouri 64759

Dear Tom:

         This letter agreement will document the terms of your separation from O'Sullivan
Industries, Inc. ("O'Sullivan").  Both you and O'Sullivan agree that your last day of employment with O'Sullivan will be August 9, 2004.

         In recognition of your service, and in consideration of the agreements made by you in this letter agreement, O'Sullivan will make the following arrangements for your benefit.

                  (1)      O'Sullivan will pay you your regular salary for the period from (but not including August 9, 2004 through and including January 9, 2005.  We will pay all remaining amounts due on or before October 25, 2005.

                  (2)      O'Sullivan will continue your automobile allowance through January 9,
         2005, with the payment of all remaining amounts at the time described in paragraph (1)
         above.

                  (3)      O'Sullivan will pay you for your accrued but unused vacation time through
         August 9, 2004 after your employment terminates.  You will not accrue additional vacation time after August 9, 2004.

                  (4)      Through December 31, 2005, you agree to provide O'Sullivan consulting services as an independent contractor with respect to such matters as may be reasonably requested by persons designated by O'Sullivan from time to time.  O'Sullivan agrees that your consulting duties hereunder will not unreasonably interfere with any new employment duties that you may hereafter undertake.  O'Sullivan will reimburse you for any expenses you may incur in connection with consulting services to O'Sullivan.  Your term as a consultant with O'Sullivan will terminate early if you commence employment with a business competitive with O'Sullivan's RTA furniture business prior to December 31,
         2005.

                  (5)      During the period when you are a consultant to O'Sullivan, you will be eligible, at your option, to continue medical and dental insurance coverage for you and your family at the regular employee contribution rates in effect from time to time.  Please contact Human Resources to arrange for the payment of the premiums if you wish to continue medical and dental insurance.  After December 31, 2005 you will be entitled to continue your medical and dental coverage under COBRA for 18 months at the applicable
         COBRA premium rate established by O'Sullivan's Human Resources Department.  You should contact O'Sullivan's Human Resources Department as December 31, 2005
         approaches to arrange for payment of the premiums for COBRA coverage if you desire
         it.  In the event that you become eligible for medical insurance coverage from another employer plan, O'Sullivan's obligation to provide you insurance will terminate.  You agree, as a part of your obligations under this agreement, to tell us promptly if you become eligible for coverage under another plan.

                  (6)      Distributions under the O'Sullivan Industries Holdings, Inc. Savings and
         Profit Sharing Plan and the O'Sullivan Industries Holdings, Inc. Deferred Compensation
         Plan will be made in accordance with the terms of the respective plans.  You will receive separate documentation and forms about these plans.  You will continue to hold your stock in O'Sullivan Industries Holdings, Inc. subject to the existing agreements among the various parties thereto.  Those agreements are not affected by this Agreement.  Your stock options will be governed by the option agreements between O'Sullivan and you, as the agreements may be amended.  We agree to recommend to the Compensation Committee that your stock options continue as though you were still an O'Sullivan employee.

                  (7)      O'Sullivan will maintain the following benefits in place for you through
         January 9, 2005:

                           (a)      term life insurance;
                           (b)      long-term disability insurance; and
                           (c)      accidental death and dismemberment insurance.

                  (8)      O'Sullivan will withhold any taxes required by federal or state governments from the payments described above.

                  (9)      Your participation in all other benefits, including the Amended and Restated
         Termination Protection Agreement dated as of February 1, 1996 between O'Sullivan
         Industries Holdings, Inc. and you, will end effective as of August 9, 2004.

         In return for the payments outlined above, you agree to the following.

         (A)      You agree that you are not eligible for any severance benefits, or any other amounts from O'Sullivan or its affiliates, other than those described herein.

         (B)      Release.  In return for the money O'Sullivan is paying you, you agree to release
O'Sullivan, its subsidiaries, parent companies (including without limitation Bruckmann, Rosser,
Sherrill & Co. II, L.P.) and each of their respective affiliates, employees, directors, officers and employees (collectively, the "released  parties") from any claims you may have against them.
That means you can't sue the released parties for any reason, whether you know about the claim when you sign this agreement or not.  The types of common law and statutory claims you release and waive include but are not limited to the following:

         ->       tort claims (for example, personal injury or property damage);
         ->       breach of contract claims, whether express or implied, oral or written;
         ->       claims of wrongful discharge;
         ->       defamation, including libel or slander, published by O'Sullivan prior to your retirement date;
         ->       intentional or negligent infliction of emotional distress;
         ->       rights under federal, state or local laws, specifically including laws prohibiting discrimination on the basis of
                  ->       race or color,
                  ->       sex (whether sex discrimination or sex harassment),
                  ->       age,
                  ->       religion,
                  ->       national origin,
                  ->       handicap or disability
                  ->       or other forms of discrimination or any retaliation.

The rights waived specifically include rights under the following federal acts and any state or local counterparts, including but not limited to the following:

         ->       the Americans with Disabilities Act,
         ->       the Civil Rights Act of 1964, as amended,
         ->       the Civil Rights act of 1991,
         ->       the Age Discrimination in Employment Act ("ADEA"), as amended,
         ->       the Employee Retirement Income Security Act (except as to those rights reserved below),

         ->       the Consolidated Omnibus Budget Reconciliation Act ("COBRA"),
         ->       the National Labor Relations Act,
         ->       the Family Medical Leave Act,
         ->       the Older Workers Benefit Protection Act,
         ->       the Fair Labor Standards Act,
         ->       the Missouri Service Letter Statute, 290.140 RSMo.,
         ->       42 U.S.C.ss.ss.1981, 1983 and 1985,
         ->       the Missouri Human Rights Act,
         ->       the Workers Adjustment and Retraining Notification Act,
         ->       the Equal Pay Act,
         ->       the Occupational Safety and Health Act, and
         ->       other federal, state or local statutes, laws and ordinances that protect employees.

         (C)      The only claims arising out of your employment, or the termination of your employment, which you are reserving and not releasing are these:

         ->       You are not releasing your right to vested benefits under O'Sullivan's Savings and
                  Profit Sharing Plan or O'Sullivan's Deferred Compensation Plan.

         ->       You are not releasing your right to continue your medical and dental coverage as outlined herein and under COBRA at the applicable premium rate.

         ->       You are not releasing any Workers Compensation claims that may arise before your employment with O'Sullivan ends.  By signing this agreement you are representing to O'Sullivan that unless you have already filed a Workers
                  Compensation claim before the date you sign this agreement, you know of no facts leading you to believe you have a work related injury or illness, which would allow or entitle you to file a Workers Compensation claim against O'Sullivan after the date on which you sign this agreement.

         ->       This letter agreement does not waive any claims that may arise in the future under the Age Discrimination in Employment Act.  This letter agreement does release any ADEA claims up to the date this letter agreement becomes effective.

         ->       Of course, you are not releasing your rights under this letter agreement if
                  O'Sullivan should not fulfill its obligations hereunder.

         ->       Except with respect to our agreement to recommend an amendment to your common stock option agreement contained in paragraph (6) above, this letter agreement does not change the terms of, or release the rights of any party with respect to, your O'Sullivan stock options or your stockholdings in O'Sullivan or the agreements executed in connection therewith.

         ->       You are not releasing your rights as a stockholder of O'Sullivan Industries
                  Holdings, Inc. to join in any derivative litigation against O'Sullivan or its affiliates.
                  However, you agree that you will not, directly or indirectly, commence any such litigation.

         (D)      By signing this letter agreement, you are waiving and giving up your right, if any, to bring suit and collect damages or otherwise recover from O'Sullivan or the other Released
Parties for any alleged violation by any of them of any federal, state or local statutes, ordinances or common laws, including but not limited to claims under the ADEA and claims under other statutes and ordinances which bar discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status.  This letter agreement covers all claims in connection with your employment and the termination and resignation of your employment.

         (E)      You agree to return any files, records, documents, plans, drawings, equipment, software, pictures, spreadsheets and any other property belonging to O'Sullivan which may be in your possession.

         (F)      You agree not to disclose or communicate to any person or to use for your benefit or the benefit of another person any confidential or proprietary information concerning O'Sullivan or any of its affiliates, suppliers or customers, including but not limited to specific processes, procedures, customer lists, financial information, etc. which may be regarded as confidential.

         (G)      While you are a consultant for O'Sullivan, you will not directly or indirectly at any time, whether as employee, owner, partner, agent, director, officer, consultant or shareholder, solicit, divert or accept business competitive with O'Sullivan's business as it now exists or as it may exist during the term of your service as a consultant for O'Sullivan.  Similarly, you will not, and will not endeavor to, take away or interfere with any customer of O'Sullivan.  In particular, you will not act as an officer, director, owner, partner, agent, employee, consultant or agent of any corporation manufacturing or distributing (or planning to manufacture or distribute) ready-to-
assemble furniture in competition with O'Sullivan, including without limitation Sauder
Woodworking, Studio RTA, Bush Industries, Inc., Dorel Industries, Inc., Mills Pride or Masco
Corp. or Creative Interiors or Furniture Brands International, Inc., or any successor to or affiliate of any of such companies.  Notwithstanding the preceding sentence, you may invest in the securities of any corporation whose securities are traded on a national securities exchange or on
NASDAQ if your ownership of such corporation would be less than one percent of the outstanding voting stock of such corporation.  Further, we agree that the non-competition provisions contained in your agreements with O'Sullivan including but not limited to (i) Section 8(a) of the
Management Stock Agreement dated November 30, 1999 between, among other parties,
O'Sullivan and you, (ii) Section 8(a) of the Amended and Restated Management Stock Agreement
dated as of August 2000 and (iii) Section 13(a) of the Common Stock ISO Agreement dated as of
June 19, 2000 between O'Sullivan Industries Holdings, Inc. and you will terminate  as regards you upon the earlier of (x) each agreement's respective terms or (y) when you cease to act as a consultant to O'Sullivan in accordance with paragraph (4) above.

         (H)      While you are a consultant for O'Sullivan, you will not, directly or indirectly, whether as an individual or on behalf of any other person, firm, corporation, partnership, joint venture or other entity, solicit, induce or endeavor to entice away from O'Sullivan any employee employed by O'Sullivan, either on your own behalf or on behalf of any firm, person or entity with whom you are employed or associated, whether as employee, owner, partner, agent, director, officer, consultant or shareholder.  This paragraph shall not be construed as prohibiting you from hiring an employee of O'Sullivan who first contacts you with respect to employment.

         (I)      The provisions of paragraphs (F) and (H) are in addition to, and do not supersede, similar covenants you have already agreed to in other agreements between O'Sullivan any yourself.

         (J)      You acknowledge that you have freely entered into this Agreement and that no representations or promises other than those stated herein have been made to you.  You are advised to consult with an attorney before signing this letter agreement.  By signing this letter agreement, you acknowledge that you have had the opportunity to consult with your attorney, accountant or financial advisor at your expense and that you have had 45 days in which to consider whether you want to sign this letter agreement.  It is agreed that any changes to this letter agreement, whether material or not, do not restart the running of this 45-day period.  You may sign and return this agreement in less than 45 days if you do not wish to use the entire 45 days to decide whether you want to sign this agreement.  If you sign, date, and return this agreement in less than 45 days, you are agreeing that you did not need the full 45 days to decide whether you want to sign this agreement, and you are waiving your right to use the unused portion of the 45 days.  If you sign, date, and return this agreement in less than 45 days, the required seven-day revocation period will start to run on the date you sign the agreement.  The agreement will become final and irrevocable only when the seven-day revocation period has expired, and
O'Sullivan will not issue its check for your lump sum payment until after the seven-day revocation period has expired and the agreement has become final and fully enforceable.

         (K)      In the event of a breach or threatened breach by you, O'Sullivan may cancel any remaining payments to you and cease any further benefits.  This will not be construed, however,

to limit the remedies available to O'Sullivan in the event of such breach and your release and waiver of claims against O'Sullivan shall continue to be valid and in effect.

         (L)      If any provision of the covenants and agreements set forth in paragraphs (F), (G)
or (H) of this agreement shall be held invalid or unenforceable because of the scope of the territory or the actions thereby restricted, or the period of time within which such covenant or agreement is operative, or for any other reason, it is the intent of the parties hereto that such provision shall be construed by limiting and reducing it, or, if necessary, eliminating it so that the provisions hereof be valid and enforceable to the extent compatible with applicable law as determined by a court of competent jurisdiction.

         (M)      You and O'Sullivan agree not to make any disparaging or critical remarks concerning each other or any of O'Sullivan's affiliates and their respective officers, directors and employees and will assist each other in preserving and promoting their respective goodwill and other business interests.  You expressly acknowledge you will obey all laws in connection with rendering services to O'Sullivan and will be governed by the highest moral and ethical standards, reflecting these values:  integrity, honesty, loyalty, trust, fairness and responsibility.  You will analyze your duties hereunder in order to avoid any action that could be interpreted as a conflict of interest.  O'Sullivan has informed you that it will suffer serious damages in the event of a violation of this paragraph.

         (N)      You acknowledge that neither O'Sullivan nor its legal counsel has made any representations regarding the tax implications of any payments made by O'Sullivan under this letter agreement.  You understand that any liability for federal, state and local income and other withholding taxes remains with you.

         (O)      You agree to cooperate in any  investigations conducted by O'Sullivan for which
O'Sullivan believes You to be a holder of information or to have knowledge of relevant facts.
You agree to participate in interviews and cooperate in O'Sullivan's efforts to gather information concerning any allegations of improper or unlawful conduct or occurrences or other matters investigated by O'Sullivan.  You also agree to cooperate with O'Sullivan and its counsel in any litigation or anticipated litigation involving O'Sullivan, by making yourself available at reasonable times and for reasonable periods of time for interviews, fact gathering, and questioning, and for appearing at depositions and/or trial without the necessity of being served with a subpoena.  To the maximum extent permitted by applicable law, you shall not assist or facilitate in the prosecution of any civil claims or litigation against O'Sullivan, and if requested to do so, you shall promptly notify O'Sullivan.  This Agreement shall not affect O'Sullivan's obligations to indemnify current and former officers and directors pursuant to Article VIII of O'Sullivan's
Second Amended and Restated Certificate of Incorporation or Article VI of  O'Sullivan's
By-Laws.

         (P)      This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated by this Agreement.  Except as otherwise provided in this Agreement, no change, modification or waiver of any provision of this Agreement will be valid unless in writing and signed by both O'Sullivan and you.

         O'Sullivan and you agree that if a dispute arises regarding this letter agreement, other than one involving a breach of paragraphs (F), (G) or (H), such dispute shall be submitted to binding arbitration in Kansas City, Missouri.  The arbitration is to be conducted before an arbitrator mutually agreed upon by O'Sullivan and you and pursuant to procedures to be mutually agreed upon by us.  However, if O'Sullivan and you cannot agree upon an arbitrator and/or the procedures for the arbitration, the choice of an arbitrator and the procedures to be followed in the arbitration shall be determined in accordance with the National Rules for the Resolution of
Employment Disputes of the American Arbitration Association ("AAA"), except to the extent the parties agree otherwise in writing.  Except to the extent federal law applies or preempts state law,
Missouri law, without reference to its conflicts of law rules, shall govern the interpretation of this agreement, whether in any such arbitration or otherwise. The arbitrator shall follow applicable federal and state law and award such relief as is allowed under applicable federal and state law.

         O'Sullivan and you further agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The reasonable attorneys' fees and expenses of appearing at the arbitration and preparing for the arbitration proceeding, and the fees and expenses of the arbitrator and any fees of AAA shall be determined by the arbitrator, who will be authorized to require the loser to pay the winner's reasonable fees and expenses to the extent allowed by applicable federal and state law or to fairly apportion the attorneys' and arbitrator's fees and expenses between the parties if both parties prevail on some aspects of the dispute in accordance with applicable federal and state law.  However, if an arbitrator or a court should determine that the allocation of fees and expenses of the arbitration and the arbitrator as set forth above is unenforceable or illegal, this Agreement shall be construed to require O'Sullivan to pay the fees and expenses of the arbitration and the arbitrator in accordance with applicable federal and state law, and a party should only recover attorneys fees from the adverse party if such recovery is permitted under applicable federal and state law.

         A breach of paragraphs (F), (G) or (H) above could result in irreparable and continuing damage to O'Sullivan for which there will be no adequate remedy at law, and in the event of such breach, O'Sullivan shall be entitled to injunctive and other and further relief, including damages, attorneys' fees and litigation costs, as may be proper.  O'Sullivan may apply to any court of competent jurisdiction for such relief and damages.

         Under the Older Workers Benefit Protection Act, O'Sullivan must give workers over 40 years old certain information and allow them to consider this offer for at least 45 days.  Attached is information regarding salaried personnel changes being made at O'Sullivan, along with a list of all salaried positions and the respective ages of the incumbents.

         We encourage you to take this letter agreement home with you and to consider it carefully.
If you have questions regarding this letter agreement, please call Rowland Geddie.  We encourage you to reflect on the rights being released by you in this letter agreement and to discuss this letter agreement and the release language contained in it with your attorney.  In any event, you should thoroughly review and understand the effect of this letter agreement and the release language before signing it.  You have until October 14, 2004 to consider this letter agreement and indicate whether you will sign this letter agreement.

         To accept O'Sullivan's offer, you must sign and return this letter agreement no later than
October 14, 2004.

         Pursuant to the Older Workers Benefit Protection Act, this letter agreement cannot become effective and enforceable until seven days following its execution.  Hence, the monies payable under this letter agreement may not be paid until seven days have elapsed after you sign this letter agreement.  This letter agreement will not become effective or enforceable until the eighth day following its execution by you.  For seven days following your execution of this letter agreement, you may revoke it by giving written notice of revocation to Kevin McCarthy or Rowland Geddie.
If you revoke this letter agreement, O'Sullivan will not owe you any money under this letter agreement.  If you sign and do not revoke this letter agreement within seven days after signing it, O'Sullivan will make the payments to you as described herein at the times specified herein.

                                   THIS AGREEMENT CONTAINS A BINDING ARBITRATION
                                  PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                                     Very truly yours,

                                                     O'SULLIVAN INDUSTRIES, INC.

                                                     By:                       /s/ Robert S. Parker

                                                                                Robert S. Parker
                                                                      President and Chief Executive Officer

Accepted and Agreed to this
14th day of October, 2004

                   s/s Thomas M. O'Sullivan, Jr.
               Thomas M. O'Sullivan, Jr.